Exhibit 10.1

* CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND IS THE TYPE OF INFORMATION THE REGISTRANT CUSTOMARILY AND ACTUALLY TREATS AS PRIVATE AND CONFIDENTIAL. REDACTED INFORMATION IS INDICATED BY [***].

Amendment to Officer’s Employment Agreement – Dienstvertragsänderung für Vorstandsmitglied

AMENDMENT TO OFFICER`S EMPLOYMENT AGREEMENT	DIENSTVERTRAGSÄNDERUNG VORSTANDSMITGLIED

ADVA Optical Networking SE, Martinsried/Meiningen

- hereinafter the “Company” –	- im Folgenden die “Gesellschaft” -

represented by the Supervisory Board	vertreten durch den Aufsichtsrat

and	und

Mr./Herrn Ulrich Dopfer [***]

- hereinafter: the “Officer” -	- im Folgenden: das “Vorstandsmitglied” –

1. Preamble	1. Präambel

The Officer has been a Chief Officer of the Company since January 1, 2015. The existing Officer’s Employment Agreement is limited in time and will end on December 31, 2023.	Das Vorstandsmitglied ist seit 1. Januar 2015 Mitglied des Vorstands der Gesellschaft. Der bestehende Dienstvertrag mit dem Vorstandsmitglied ist befristet und endet mit Ablauf des 31. Dezember 2023.

In its meeting on March 15, 2023, the Supervisory Board resolved to extend the appointment as Chief Officer of the Company until December 31, 2024 and to amend his remuneration.	In seiner Sitzung vom 15. März 2023 hat der Aufsichtsrat beschlossen, die Bestellung als Mitglied des Vorstands bis zum 31. Dezember 2024 zu verlängern und seine Vergütung anzupassen.

On 1st May 2023 the Officer was also appointed as Chief Officer of ADTRAN Holdings, Inc. In order to take this sufficiently into account, the Amendment to the Officer’s Employment Agreement signed on March, 16, 2023 shall be adjusted as follows:	Am 1. Mai 2023 wurde das Vorstandsmitglied auch zum Mitglied des Vorstands der ADTRAN Holdings, Inc. ernannt. Um dies ausreichend zu berücksichtigen, wird die am 16. März 2023 unterzeichnete Änderung des Dienstvertrages des Vorstandsmitglieds wie folgt angepasst:

Amendment to Officer’s Employment Agreement – Dienstvertragsänderung für Vorstandsmitglied

2. Extension of Term	2. Verlängerung der Laufzeit

2.1 In accordance with the above-mentioned resolution of the Supervisory Board, the Officer’s Employment Agreement shall be extended until December 31, 2024.	2.1 Dem oben erwähnten Beschluss des Aufsichtsrats entsprechend wird der Dienstvertrag mit dem Vorstandsmitglied hiermit bis zum 31. Dezember 2024 verlängert.

2.2 The Employment Agreement will end with the expiry of December 31, 2024, without any formal notice being necessary.	2.2 Der Dienstvertrag endet, ohne dass es einer Erklärung einer der Vertragsparteien bedarf, mit Ablauf des 31. Dezember 2024.

3. Remuneration System	3. Vergütungssystem

Sections 3.1 and 3.2 of the Employment Agreement are amended and restated as follows:	Die Ziffern 3.1 und 3.2 des Dienstvertrags werden wie folgt geändert und neu formuliert:

3.1  With regard to the domination and profit and loss transfer agreement now being in place between the Company as the controlled entity and ADTRAN Holdings, Inc. as the controlling entity and it being envisaged that the Officer shall assume responsibilities also with ADTRAN Holdings, Inc., the Company’s remuneration system for the members of the management board is currently being adjusted. The new remuneration system will be presented to the Company’s general meeting on May 24, 2023. Subject to the approval of the remuneration system by the Company’s general meeting, the Officer shall get a remuneration as follows:

3.1  Im Hinblick auf den Beherrschungs- und Gewinnabführungsvertrag, der jetzt zwischen der Gesellschaft als beherrschtem Unternehmen und ADTRAN Holdings, Inc. als beherrschendem Unternehmen besteht und der nun bestehenden Absicht, , dass das Vorstandsmitglied auch Verantwortung bei der ADTRAN Holdings, Inc. übernehmen soll, wird derzeit das Vergütungssystem der Gesellschaft für die Mitglieder des Vorstands angepasst. Das neue Vergütungssystem wird der Hauptversammlung der Gesellschaft am 24. Mai 2023 vorgestellt. Vorbehaltlich der Billigung des Vergütungssystems durch die Hauptversammlung der Gesellschaft erhält das Vorstandsmitglied eine Vergütung wie folgt:

a)  As remuneration for his activities, the Officer shall receive a fixed yearly base salary (“Base Salary”), commencing May 1, 2023, in the amount of USD 410.000,00. The Base Salary shall be payable in general in twenty-four (24) equal instalments one in the middle and one at the end of each month.

a)  Als Vergütung für seine Tätigkeit erhält das Vorstandsmitglied ab dem 1. Mai 2023 ein festes jährliches Grundgehalt (“Grundgehalt”) in Höhe von USD 410.000,00. Das Grundgehalt ist grundsätzlich in vierundzwanzig (24) gleichen Raten zu zahlen, eine in der Mitte und eine am Ende jedes Monats.

Amendment to Officer’s Employment Agreement – Dienstvertragsänderung für Vorstandsmitglied

b)  Commencing January 1, 2023 for his position as a Chief Officer of the Company, respectively May 1, 2023 for his additional position as Chief officer of ADTRAN Holdings, Inc., the Officer may receive yearly annual and/or long-term fixed or variable bonuses, as well as certain equity awards as set out in the attached Exhibit 1.

b)  Ab dem 1. Januar 2023 für seine Position als Vorstandsmitglied der Gesellschaft, beziehungsweise ab dem 1. Mai 2023 für seine Position als Vorstandsmitglied der ADTRAN Holdings, Inc., kann das Vorstandsmitglied jährliche und/oder langfristige feste oder variable Boni sowie bestimmte Aktienprämien erhalten, wie in der beigefügten Anlage 1.

3.2  Should the Company’s general meeting not approve the new remuneration system, the Officer is entitled to the Base Salary set out in Section 3.1 a) and any other remuneration currently agreed in accordance with the Company’s remuneration system approved by the Company’s general meeting on May 19, 2021.

3.2  Sollte die Hauptversammlung der Gesellschaft das neue Vergütungssystem nicht genehmigen, hat das Vorstandsmitglied Anspruch auf das unter Ziffer 3.1 a) festgelegte Grundgehalt und jede andere derzeit vereinbarte Vergütung gemäß dem von der Hauptversammlung der Gesellschaft am 19. Mai 2021 genehmigten Vergütungssystem der Gesellschaft.

4 Miscellaneous	4. Sonstiges

4.1 All other provisions of the existing Employment Agreement, including all subsequent amendments, shall apply without change.	4.1 Im Übrigen findet der bestehende Dienstvertrag einschließlich aller nachfolgenden Änderungen und Ergänzungen unverändert Anwendung.

4.2 Modifications of this Agreement require written form. This shall also apply to the amendment of this clause requiring written form.	4.2 Änderungen dieses Vertrages bedürfen der Schriftform. Dies gilt auch für die Abänderungen dieser Schriftformklausel.

4.3 The German version will be authoritative for the interpretation of this Amendment.	4.3 Für die Auslegung dieses Vertrages ist die deutsche Fassung maßgeblich.

München, 26. Mai 2023

/s/ Prof. Dr. Johanna Hey	/s/ Ulrich Dopfer
Prof. Dr. Johanna Hey	Ulrich Dopfer
Chairwoman of the Supervisory Board

Amendment to Officer’s Employment Agreement – Dienstvertragsänderung für Vorstandsmitglied

Exhibit 1 / Anlage 1

EXHIBIT 1

to Amendment to Officer’s Employment Agreement of Ulrich Dopfer as of May 26, 2023

Ulrich Dopfer shall receive the following Variable Remuneration starting May 1, 2023:

/

ANLAGE 1

zur Dienstvertragsänderung für Vorstandsmitglied Ulrich Dopfer vom 26. Mai 2023

Ulrich Dopfer erhält die folgende Variable Vergütung beginnend am 1. Mai 2023:

1.	Annual Target Incentive Cash Bonus:

Cash bonus of 60% of Base Salary in the amount of $246.000 (€229.907) depending on Adtran’s 1) Adjusted EBIT and 2) with simultaneous achievement of a minimum threshold for the revenue of the Adtran Group. The targets are set and reviewed quarterly. The actual payout may be between 0% to 200% of target based on achievement.

2.	Annual Grant time-based RSUs:

RSUs in an amount of $164.000 (€153.271) with 25% vesting on each of the first four anniversaries of the grant date settled through delivery of one Adtran share of common stock for each vested RSU conditioned upon an existing employment relationship on the applicable vesting date. The grants are subject to an exercise profit limitation (Cap) in case of a value increase to 300% between disbursement and conversion, taking into consideration all RSUs allocated within a tranche for Uli Dopfer’s grant beyond $492.000.

3.	Annual Grant market-based PSU:

PSUs in an amount of $164.000 (€153.271) with payout based on Adtran’s relative Total Shareholder Return (TSR) performance compared to the Nasdaq Telecommunications Index over a 3-year performance period, from May 24, 2023 to May 24, 2026. Depending on Adtran’s relative TSR over the performance period, Uli Dopfer may earn from 0% of the target number of market-based PSUs if the relative TSR performance is not at least equal to the 20th

Amendment to Officer’s Employment Agreement – Dienstvertragsänderung für Vorstandsmitglied percentile of the peer group, and 150% of the target number of market-based PSUs if the relative TSR performance of Adtran equals or exceeds the 80th percentile of the peer group, based on the sliding scale where approximately 2.5% of the target award is earned for each 1 percentile increase up to 100% of the target award and then approximately 1.67% of the target award is earned for each 1 percentile increase up to 150% of the grant. The recipients of the market-based PSUs under the award agreements receive dividend credits in cash based on the shares of common stock underlying the market-based PSUs. The grants are subject to an exercise limitation in case of achievement of the 150% TSR maximum target and a share value increase to 200% between disbursement and conversion, taking into consideration all PSUs allocated within a tranche (Cap) for Uli Dopfer’s grant beyond $492.000.

4.	3-Year Plan PSU:

PSUs in an amount of $1.000.000 (€934.579) for delivery of Adtran shares and disbursement of dividend credits in cash with a payout based on achievement of Adtran’s Adjusted EBIT of $[***] million following a 3-year performance period. The grants are subject to an exercise limitation in case of a share value increase to 200% of the originally allocated PSUs between disbursement and conversion, taking into consideration all PSUs originally allocated (Cap) for Uli Dopfer’s grant beyond $2.000.000.

5.	2-Year Integration One-Time Bonus:

One-Time Bonus in an amount of $410.000 (€383.178) with 50% for delivery of performance-based PSUs (max. 66% of Base Salary) for delivery of Adtran shares and disbursement of dividend credits in cash and with 50% for payment in cash (max. 66% of Base Salary) leading to a combined payout between 0% and 132% max of Base Salary depending on synergy savings thresholds/targets and related individual goals. The grants are subject to the Integration Bonus Plan and the below individual objectives as well as an exercise limitation of the maximum target and a share value increase to 200% between disbursement and conversion (Cap) for Uli Dopfer’s grant beyond $820.000.

Amendment to Officer’s Employment Agreement – Dienstvertragsänderung für Vorstandsmitglied

Individual Objectives for Uli Dopfer:

Exhibit B

ADTRAN Holdings, Inc.

Integration Bonus Objectives - Uli Dopfer

Key Objective	Measures	Target	Definition / Data Source	Percentage of Target Bonus

HCM implementation with go-live by May 2023	[***]	[***]	Workday	35%

Implement SAP Central Finance and Group Consolidation to become the central tools for external financial reporting and consolidation as per defined plan	[***]	[***]	SAP	35%

Human Resources —NPS for employee satisfaction and engagement improved over integration period	[***]	[***]	Documented survey results	30%

6.	Car Allowance:

A car allowance is no longer granted.

7.	Annual Maximum Remuneration Cap:

The Jährliche Maximalvergütung/Annual maximum remuneration cap for Uli Dopfer is EUR 2.800.000.

“Adjusted EBIT”

The term “Adjusted EBIT” is the EBIT shown in the audited financial statements of Adtran, adjusted by restructuring costs, acquisition-related costs, amortizations of intangible assets, costs for share-based compensation, non-cash changes in the value of investments within the framework of the Deferred Compensation Plan, and other exceptions established in the individual case. However, according to the VICC, other key figures can also be used as performance criteria.

The variable remuneration described in this document is subject to rules from the applicable plans and programs of the Adtran Group, including, without limitation, the ADTRAN HOLDINGS, INC. AMENDED AND RESTATED VARIABLE INCENTIVE COMPENSATION PLAN (VICC), the Adtran 2020 Employee Stock Incentive Plan and any other plan and its respective amendments where applicable.

/s/ Ulrich Dopfer	/s/ Prof. Dr. Johanna Hey

Ulrich Dopfer	Prof. Dr. Johanna Hey

Chief Financial Officer	Chairwoman of the Supervisory Board